EXHIBIT 10.1(b)

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”), dated as of September 20, 2009, is made by and between Addus HealthCare, Inc., an Illinois corporation (the “Corporation”), and W. Andrew Wright, III, an individual domiciled in the State of Illinois (“Executive” and, together with the Corporation, the “parties”).

WHEREAS, Executive is employed by the Corporation pursuant to an Employment and Non-Competition Agreement dated as of September 19, 2006, and amended as of May 6, 2008 (as amended, the “Employment Agreement”); and

WHEREAS, the Corporation is a wholly-owned subsidiary of Addus HomeCare Corporation (“Holdings”); and

WHEREAS, Holdings is contemplating an initial public offering (the “Offering”), and in furtherance thereof, filed a registration statement with the Securities and Exchange Commission on July 17, 2009 (as amended from time to time, the “Registration Statement”); and

WHEREAS, the Offering may constitute a “QIPO,” as defined in the Contingent Payment Agreement, dated as of September 19, 2006, among Holdings, Addus Acquisition Corporation (“Addus Acquisition”), Addus Management Corporation (“Addus Management”), the Corporation, the Executive and the other persons identified therein (the “Contingent Payment Agreement”); and

WHEREAS, Executive and the Corporation have mutually agreed to terminate their employment relationship and the Employment Agreement (except as specifically provided for herein) on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to the Employment Agreement, the Executive has certain post-employment obligations to the Corporation with respect to non-competition, non-solicitation, non-disclosure, confidential information, non-disparagement and property of the Corporation; and

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

1. Effective Date; Termination. This Agreement shall automatically become effective upon the occurrence of all of the following events: (a) the Corporation’s receipt of this Agreement, executed by Executive, in accordance with Section 10 of this Agreement, (b) the expiration of the seven-day revocation period, as set forth in Section 11 of this Agreement, and (c) the closing of the Offering, and only to the extent the Offering constitutes a QIPO (the “Termination Date”). For purposes of clarification, the Termination Date shall mean the first date on which all three of the foregoing conditions precedent have occurred, and the parties shall have no obligations hereunder unless and until the Termination Date occurs. Executive and the Corporation hereby agree that, effective on the Termination Date, Executive’s employment shall end, the Employment Agreement shall be terminated and of no further force or effect (except as specifically provided for herein), and the parties shall have no further obligations to each other, except as specifically set forth in this Agreement. Executive shall be deemed to have voluntarily resigned from his employment as the Chairman of the Corporation effective on the Termination Date.

2. Compensation and Benefits.

(a) In exchange for and in consideration of the covenants and promises contained herein, including Executive’s release of all claims against the Corporation and the Company Releasees as set forth in Paragraph 3 below:

(i) Within thirty (30) days following the Termination Date, the Corporation shall provide Executive with a lump sum payment equal to $982,560 less all applicable tax withholdings and deductions, payable in accordance with the Corporation’s payroll practices and procedures; provided that if the Termination Date occurs after October 15, 2009, the foregoing lump sum payment shall be reduced by an amount equal to $1,250 multiplied by the number of days from October 15, 2009 to and including the Termination Date.

(ii) Within thirty (30) days following the Termination Date, the Corporation shall provide Executive with an additional lump sum payment equal to $150,000, less all applicable tax withholdings and deductions, payable in accordance with the Corporation’s payroll practices and procedures.

(iii) Within thirty (30) days following the Termination Date, the Corporation shall provide Executive with an additional lump sum payment equal to $31,864, less all applicable tax withholdings and deductions, payable in accordance with the Corporation’s payroll practices and procedures, which amount represents an agreed-upon tax gross-up payment on the value of the Executive Life Insurance benefits, group Basic Life Insurance Benefits, and car allowance benefits provided for hereunder.

(iv) The Corporation shall continue to provide Executive with health and dental coverage as a retiree under the Corporation’s group medical insurance plan (currently, Blue Cross PPO) and group dental insurance plan, in accordance with the terms and conditions provided for in such plans that are applicable to other senior executives of the Corporation from time to time, and such coverage shall continue until the Executive becomes eligible for enrollment in Medicare. In furtherance of this promise, the Corporation agrees to establish a special retiree class within the plan and it shall enroll Executive in such class. Executive will not be required to take any unreasonable actions to effectuate the continuation of his health or dental coverage under this provision.

(v) The Corporation shall pay Executive’s individual Executive Life Insurance policy premiums from the Termination Date through and including September 19, 2011, subject to the terms and conditions of such policy.

(vi) The Corporation shall pay Executive’s group Basic Life insurance premiums from the Termination Date through and including September 19, 2011, subject to the terms and conditions of such policy.

(vii) Within thirty (30) days after consummation of the QIPO, Executive shall assume the lease for the car that was leased on his behalf prior to the Termination Date. In addition, the Corporation shall provide Executive with a monthly car allowance from the Termination Date through and including September 19, 2011, in a monthly amount equal to $1,633 for each month ending prior to October 1, 2010 and $1,647 for each month beginning on and after October 1, 2010.

(viii) The Corporation will permit Executive to continue to have use of his existing office within the Corporation’s premises until 30 days after the date on which he is no longer a member of the board of directors of Holdings, at which time Executive will be required to vacate such office.

(b) Executive acknowledges and agrees that unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in Section 2(a). Executive further acknowledges and agrees that, after the Termination Date, he shall not receive, and is not entitled to receive, any payments or benefits from the Corporation or the Company Releasees, except as set forth in this Agreement. Executive acknowledges and agrees that the consideration set forth in Section 2(a) constitutes full accord and satisfaction for all amounts due and owing to him, including all salary, bonus, draw, incentive compensation, reimbursements or other payments which may have been due and owing to him under his Employment Agreement or otherwise. Executive acknowledges and agrees that his eligibility for, entitlement to, and accrual of, any payments or benefits from the Corporation, including, but not limited to, paid time off, expense reimbursements, and any other fringe benefits, shall terminate effective on the Termination Date, except as specifically provided for herein.

(c) Executive acknowledges and agrees that his receipt of the payments and benefits set forth in Section 2(a) of this Agreement is subject to and conditioned upon:

(i) The closing of the Offering, provided that the Offering constitutes a QIPO; and

(ii) Executive’s continuing compliance with his contractual and legal obligations as set forth in Section 9 of the Employment Agreement, and incorporated herein by reference. In the event that Executive fails to comply with such contractual and legal obligations, Corporation shall have no obligations to provide any further payments under Section 2(a) of this Agreement, and all such payments shall immediately cease.

3. Mutual Release.

(a) General Release by Executive.

(i)

In exchange for and in consideration of the covenants and promises contained herein, Executive, on behalf of himself and his spouse, domestic partner, children, agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns, hereby waives, discharges and releases the Corporation and its current and former parents, subsidiaries, divisions, branches, assigns and affiliated and related entities, and their respective predecessors, successors, employee benefit plans, and present and former directors, officers, partners, shareholders, fiduciaries, employees, representatives, agents and attorneys, in their individual and representative capacities (the “Company Releasees”), from any and all actions, causes of action, obligations, liabilities, claims and demands Executive may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, regardless of when they accrued until the date Executive signs this Agreement, subject to Section 3(a)(iii).

(ii)	This release includes, but is not limited to: (A) any claims based on Executive’s employment with the Corporation or the termination of such employment, including without limitation the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise), including any claims based on the Employment Agreement; (B) any claims of alleged employment discrimination, harassment or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, disability (or perceived disability), sexual orientation, veteran’s status, whistleblower status or marital status; (C) any claims Executive may have under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans With Disabilities Act; the Illinois Human Rights Act; the Illinois Wage Payment & Collection Act; or any other federal, state, or local laws or regulations, including any and all laws or regulations prohibiting employment discrimination, harassment, or retaliation; and (D) any claims for negligence, defamation or intentional tort. Executive hereby waives any right that he may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by Executive or not.

(iii)	This release does not include a release of any rights Executive may have to unemployment benefits. This release does not apply to any claims regarding, arising from or in any manner relating to any rights Executive has under (A) the Contingent Payment Agreement, (B) the Registration Rights Agreement, dated as of September 19, 2006, among Holdings and the parties identified therein (the “Registration Rights Agreement”), (C) the Stock Purchase Agreement, dated as of September 19, 2006, among Holdings, Addus Management, Addus Acquisition, the Corporation, Executive, as Sellers’ Representative, and the other persons identified therein (the “Purchase Agreement”), or (D) this Agreement (including any breach hereof), in each case, arising from and after the date Executive signs this Agreement.

(b) General Release by the Corporation.

(i)	Executive warrants and represents that to his knowledge he has not engaged in any conduct which gives rise to liability to the Corporation. In reliance on this warranty and representation, and in exchange for and in consideration of the covenants and promises contained herein, the Corporation hereby waives, discharges and releases the Executive from any and all actions, causes of action, obligations, liabilities, claims and demands the Corporation may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, regardless of when they accrued until the date the Corporation signs this Agreement, subject to Section 3(b)(ii).

(ii)	This release does not apply to any claims regarding, arising from or in any manner relating to any rights the Corporation has under (A) the Contingent Payment Agreement, (B) the Registration Rights Agreement, (C) the Purchase Agreement, (D) the letter agreement, dated as of July 17, 2009, between Holdings and the Executive, or (E) this Agreement (including any breach hereof), in each case, arising from and after the date the Corporation signs this Agreement.

4. Denial of Wrongdoing. It is agreed and understood between the parties that nothing contained in this Agreement, nor the fact that Executive has been paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by the Corporation or any of the Company Releasees. The Corporation denies committing any wrongdoing or violating any legal duty with respect to Executive’s employment or the termination of such employment. Executive denies committing any wrongdoing with respect to Executive’s employment or the termination of such employment, and the Corporation agrees that Executive’s employment is not being terminated for “reasonable cause” under the Employment Agreement, and that no grounds for such a termination for “reasonable cause” exist. The terms of this Agreement, including all facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

5. Restrictive Covenants.

(a) Non-Competition; Non-Solicitation. Executive acknowledges and agrees to adhere to his continuing contractual and legal obligations as set forth in Paragraph 9(b) of the Employment Agreement and Section 11.2 of the Purchase Agreement (as defined in the Employment Agreement), including his obligations to the Corporation with respect to non-competition and non-solicitation.

(b) Trade Secrets. Executive acknowledges and agrees to adhere to his continuing contractual and legal obligations as set forth in Paragraph 9(c) of the Employment Agreement, including his obligations to the Corporation with respect to any Trade Secret (as defined in the Employment Agreement).

(c) Confidential Information. Executive acknowledges and agrees to adhere to his continuing contractual and legal obligations as set forth in Paragraph 9(d) of the Employment Agreement, including his obligations to the Corporation with respect to confidential or proprietary information.

(d) Non-Disparagement. Executive acknowledges and agrees to adhere to his continuing contractual and legal obligations as set forth in Paragraph 9(e) of the Employment Agreement, including his obligations to the Corporation with respect to non-disparagement.

(e) Return of Documents and Other Property. Executive acknowledges and agrees to adhere to his continuing contractual and legal obligations as set forth in Paragraph 9(f) of the Employment Agreement, including his obligations to the Corporation with respect to the return of documents and other tangible property.

(f) Survival; Reasonableness. Executive acknowledges and agrees that the provisions of Paragraph 9 of the Employment Agreement survive the termination of the Employment Agreement and Executive’s employment with the Corporation. Executive further acknowledges and agrees that the provisions of Paragraph 9 of the Employment Agreement are reasonable and properly required for the adequate protection of the business of the Corporation, and that such provisions will not substantially impair Executive’s ability to earn a livelihood, nor will such provisions cause Executive undue hardship.

(g) Remedies. Executive acknowledges and agrees that his breach of the provisions of Paragraph 9 of the Employment Agreement will cause the Corporation to suffer irreparable harm and, therefore, that the Corporation shall be entitled to seek and obtain the remedies set forth in Paragraph 9(g) of the Employment Agreement.

6. Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of the State of Illinois, without regard to its conflict of laws provisions.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and fully supersedes any and all prior agreements and understandings between the parties concerning the subject matter hereof, including the Employment Agreement, except as specifically provided for herein. There is no other agreement except as stated herein. Executive acknowledges that neither Corporation nor any of the Company Releasees has made any promises to him concerning the subject matter hereof other than those contained in this Agreement.

8. Modification. This Agreement may not be changed unless the change is in writing and signed by Executive and a duly authorized representative of the Corporation.

9. General Provisions. The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. This Agreement may be signed in counterparts. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

10. Review Period. Executive understands that he has been given a reasonable period of twenty-one (21) days to review and consider this Agreement before signing it. Executive understands that he may use as much of this twenty-one-day period as he wishes prior to signing. Executive acknowledges and agrees that he must sign and return the original Agreement to the Corporation, c/o Mark S. Heaney, President and Chief Executive Officer, 2401 South Plum Grove Road, Palatine, Illinois 60067, within twenty-one (21) days of the date he receives this Agreement, and that if the Executive fails to do so, the entire Agreement shall be null and void and the parties shall have no obligations under the Agreement to one another. Executive acknowledges that, to the extent that Executive decides to sign this Agreement prior to the expiration of the above period, such decision was knowing and voluntary on his part. The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one-day period.

11. Revocation Period. Executive may revoke this Agreement within seven (7) days of the date on which Executive signs it by delivering a written notice of revocation to the Corporation, c/o Mark S. Heaney, President and Chief Executive Officer, 2401 South Plum Grove Road, Palatine, Illinois 60067, no later than the close of business on the seventh day after Executive signs and delivers this Agreement to the Corporation. If Executive revokes this Agreement, the entire Agreement shall be null and void and the parties shall have no obligations under the Agreement to one another.

12. Tax Matters/Code Section 409A. All payments and benefits payable hereunder shall be subject to applicable taxes, tax withholdings and tax reporting. The parties acknowledge and agree that Executive shall be responsible for paying all applicable taxes attributable to the payments and benefits provided for hereunder, except the employer’s share of any applicable payroll taxes. Executive acknowledges and agrees that the Corporation has not provided him with advice regarding the tax treatment of any of the benefits or payments provided hereunder, including without limitation those benefits set forth in Section 2(a). In particular, Executive acknowledges and agrees that the Corporation makes no representation with respect to the tax consequences of the compensation arrangements described in this Agreement under Section 409A of the Internal Revenue Code of 1986, as amended, or administrative guidance thereunder. Executive is advised to consult with his personal tax advisor regarding the tax treatment of all of the benefits or payments provided under this Agreement.

13. Legal Counsel. Executive is hereby advised of Executive’s right to consult with an attorney before signing this Agreement, which includes a general release. Executive hereby acknowledges his right to consult with an attorney and understands that whether or not Executive does so is his decision.

EXECUTIVE ACKNOWLEDGES THAT HE IS NOT ELIGIBLE TO RECEIVE ANY COMPENSATION OR BENEFITS UNDER THIS AGREEMENT UNLESS HE EXECUTES THIS AGREEMENT NO LATER THAN TWENTY-ONE DAYS AFTER THE DATE HE RECEIVES THIS AGREEMENT AND UNLESS THE CLOSING OF THE OFFERING OCCURS.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

ADDUS HEALTHCARE, INC.		W. ANDREW WRIGHT, III

By:	/s/ Mark S. Heaney	/s/ W. Andrew Wright, III
Name:	Mark Heaney
Title:	President & Chief Executive Officer
Date:	September 20, 2009	Date: September 20, 2009